EXHIBIT 99.1

Home BancShares, Inc. Increases Share Repurchase Program

CONWAY, Ark., Feb. 22, 2018 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), announced today that the Board of Directors has authorized an increase of 5,000,000 in the number of shares of the Company’s stock available under its common stock repurchase program which was approved by the Board in January 2008 and previously amended in January 2017. The authorization was made in anticipation of the capital growth expected as a result of the “Tax Cuts and Jobs Act” (the “TCJA”) which was signed into law by President Donald Trump on December 22, 2017, reducing the corporate tax rate from 35% to 21%.  As of January 31, 2018, a total of approximately 5,200,000 shares remained available for repurchase under the existing repurchase authorization which will increase to approximately 10,200,000 shares available for repurchase with this authorization.

“The recently enacted tax reform has created the opportunity for us to further increase shareholder value through our stock buyback program,” said John Allison, Home BancShares, Inc. Charmain.  “In addition to increasing our stock buyback authority, the expected additional capital generated as a result of the reduced tax rate allows us to retain additional capital for future growth, provides future additional opportunity for increases in shareholder dividends, and gave us the opportunity to invest in our people through the one-time bonus paid out to more than 850 of our full-time tenured employees in January.”

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, uncertainties in the Company’s preliminary review of, and additional analysis with respect to, the impact of the TCJA, as well as additional risks and uncertainties contained in the “Risk Factors” and forward-looking statements disclosure contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, filed with the Securities and Exchange Commission on February 28, 2017 and November 7, 2017, respectively, could cause actual results to differ materially from those contemplated by the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The Company assumes no duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

Jennifer C. Floyd

Chief Accounting Officer &
Investor Relations Officer
Home BancShares, Inc.
(501) 339-2929